Exhibit 99.1
ALTRA ANNOUNCES CEO SUCCESSION PLAN
Michael Hurt to move into Executive Chairman Position
Carl Christenson to Assume the Role of Chief Executive Officer
QUINCY, MA — September 25, 2008
Altra Holdings, Inc. (NASDAQ: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced that Carl Christenson, the Company’s President and Chief Operating Officer, will succeed Michael L. Hurt, P.E. as Chief Executive Officer of the Company, effective January 1, 2009. Michael L. Hurt, P.E., who has successfully led the Company as Chief Executive Officer since the Company was founded in 2004, will become Executive Chairman effective January 1, 2009, and will remain an employee of the Company. Mr. Hurt will also continue as Chairman of the Board of Directors through 2009.
“I am very proud of the organization we have built over the past four years,” said Mr. Hurt. “Carl Christenson has been an important part of our leadership team since the Company’s inception and I believe he has the qualities and talents necessary to be successful as our CEO. I have worked closely with Carl for over twenty years and I am confident that Carl will flourish in this new role. While I am looking forward to spending more time with my family, I plan to continue to be actively involved in various strategic initiatives of the Company and assist Carl with his transition.”
“I am honored to have the confidence of the Board to serve as Chief Executive Officer,” said Carl Christenson. “Mike has been a tremendous mentor and has assembled a first-class management team under his leadership. I am excited to have the opportunity to lead such a dynamic company into its next phase of growth.” added Mr. Christenson.
Larry McPherson, Chairman of the Nominating and Corporate Governance Committee, said “Carl brings decades of relevant experience to this new role. He was extremely effective as the Company’s President and Chief Operating Officer and we believe he will be equally effective as the Company’s new CEO.” “We appreciate Mike Hurt’s tremendous contributions to the success of the Company over the past several years and are fortunate that he will continue to be an important part of this organization even after the transition,” added Mr. McPherson.
Mr. Christenson brings over twenty seven years of relevant experience to this new leadership role. He has been a director of the Company since July 2007 and President and Chief Operating Officer since January 2005. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Corporation (now a subsidiary of Altra) and several positions at the Torrington Company. Mr. Christenson holds M.S. and B.S. degrees in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic.

Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in twelve countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
Forward Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made, including risks associated with transitioning the chief executive position, and other risks, uncertainties and other factors described in the company’s Form 10-Q, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission or in materials incorporated therein by reference.  Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise.  AIMC-E
SOURCE: Altra Holdings documents
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CONTACT INFORMATION:
Christian Storch
Chief Financial Officer
Phone: (617) 689-6380
Email: Christian.storch@altramotion.com

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